EXHIBIT 99.1

United Development Funding IV Reports Second Quarter 2015 Financial Results

2015 Second Quarter Highlights and Comparisons to 2014 Second Quarter:

•	Net interest income after provision for loan losses increased 6% to $17.8 million
•	Net income increased 26% to $14.3 million
•	Earnings per share increased 34% to $0.47
•	Net investments in loan participation interests and notes receivable increased 10% to $618.6 million
•	On June 26, 2015, United Development Funding IV joined the broad-market Russell 3000® Index, the Russell Global and Russell Microcap® indexes at the conclusion of the Russell indexes’ annual reconstitution

Grapevine, TX, August 5, 2015 – United Development Funding IV ("UDF IV" or the “Trust”) (NASDAQ:UDF) today reported net interest income after provision for loan losses for the quarter ended June 30, 2015, of $17.8 million, an increase of 6% as compared to $16.8 million in the quarter ended June 30, 2014. Net income for the second quarter of 2015 was $14.3 million, or $0.47 per share, an increase of 26% as compared to $11.4 million, or $0.35 per share, for the second quarter of 2014.

Net interest income after provision for loan losses for the six months ended June 30, 2015, was $35.4 million, an increase of 3% as compared to $32.9 million in the same period of fiscal 2014. Net income for the six months ended June 30, 2015, was $28.6 million, or $0.93 per share, an increase of 23% as compared to $23.2 million, or $0.72 per share, for the same period of fiscal 2014.

The three and six months ended June 30, 2014, included approximately $5.0 million of costs associated with listing the Trust’s shares on NASDAQ and the related tender offer. The three and six months ended June 30, 2014, also included a $3.2 million reduction in general and administrative expense – related parties from the reversal of an accrued liability for acquisition and origination fees that will no longer be paid to the Trust’s advisor.

The portfolio of loan participation interests and notes receivable, net of the provision for loan losses and unamortized commitment fees, increased 10% to $618.6 million (129 loans) at June 30, 2015, from $560.6 million (126 loans) one year ago. The net debt to total capitalization ratio (calculated as debt less cash, divided by debt less cash plus equity) at June 30, 2015, was 23.7%. The Trust’s target range for this ratio is 30% to 35%.

On July 2, 2015, the Trust announced that it would pay monthly distributions of $0.1367 per share on July 27, August 25 and September 25, 2015, to shareholders of record at the close of business on July 15, August 14 and September 15, 2015, respectively. The July monthly distribution was subsequently paid as announced.

The Trust expects to earn between $1.85 and $1.90 per share and to declare distributions of approximately $1.75 per share in fiscal 2015.

The Trust will host a conference call today (Wednesday, August 5, 2015) at 11:00 a.m. Eastern Time (ET). The dial-in number is 1-866-312-7299, and the call will also be webcast from the Trust’s website at www.udfiv.com. A replay of the call will be available after 2:00 p.m. ET on August 5, 2015, at 1-877-344-7529, access code 10069467. The replay will also be available from the Trust’s website at www.udfiv.com through midnight ET on August 19, 2015.

Hollis M. Greenlaw, CEO and Chairman, said, “UDF IV continues to execute on its business model, with another quarter of consistent performance, earnings and distributions for our shareholders. Our portfolio remains focused on the largest and most active homebuilding markets in the country, with 99% of our portfolio in Texas. Texas is experiencing increased employment and continues to attract people and new companies. At the same time, housing inventory and land and lot development are lagging the current pace of demand. We believe there are significant opportunities to grow our portfolio in Texas and in other markets as the economic and housing recovery continues.”

About United Development Funding IV

United Development Funding IV is a publicly traded Maryland real estate investment trust listed on The NASDAQ Global Select Market. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may relate to anticipated financial performance, business prospects, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. These forward-looking statements are based on management's current intents, beliefs, expectations and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in these forward-looking statements. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should" and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements made by us or on our behalf to reflect changed assumptions, the occurrence of unanticipated events or changes as a result of new information, future developments, subsequent events or circumstances or otherwise.  Factors that could cause actual results to differ materially from any forward-looking statements include but are not limited to:  changes in general economic conditions, the real estate market and the credit market; increases in development costs that may exceed estimates; development delays; increases in interest rates or decreases in residential lot take down or purchase rates; our borrowers' inability to sell residential lots; potential need to fund development costs not completed by the initial borrower or other capital expenditures out of operating cash flows; economic fluctuations in Texas, where our investments are geographically concentrated; retention of our senior management team; changes in property taxes; legislative and regulatory changes, including changes to laws governing the taxation of REITs; the availability of capital and financing; restrictive covenants in our credit facilities; and our ability to remain qualified as a REIT.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Reports on Form 10-Q and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact:

Stacey Dwyer
United Development Funding IV
sdwyer@umth.com
Ph: 817-835-0650

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED BALANCE SHEETS

	June 30, 2015 (Unaudited)	December 31, 2014
Assets
Cash and cash equivalents	$12,644,735	$30,481,912
Restricted cash	8,497,075	7,048,976
Accrued interest receivable	28,651,149	18,098,976
Accrued receivable - related parties	6,870,970	3,343,867
Loan participation interest - related parties, net	40,524,162	40,658,253
Notes receivable, net	513,078,382	508,435,988
Notes receivable - related parties, net	65,042,770	60,497,391
Lot inventory	6,107,131	10,621,316
Other assets	2,310,237	2,966,105

Total assets	$683,726,611	$682,152,784

Liabilities and Shareholders' Equity
Liabilities:
Accrued liabilities	$3,672,206	$5,518,861
Accrued liabilities - related parties	1,694,719	1,228,028
Distributions payable	-	1,224,956
Notes payable	50,000,000	50,000,000
Lines of credit	120,226,064	120,238,340
Total liabilities	175,592,989	178,210,185

Shareholders' equity:
Shares of beneficial interest; $.01 par value; 400,000,000 shares authorized;
32,689,486 shares issued and 30,659,033 shares outstanding at June 30, 2015, and
32,657,880 shares issued and 30,627,427 shares outstanding at December 31, 2014	326,894	326,578
Additional paid-in-capital	572,835,092	572,077,700
Accumulated deficit	(23,626,578)	(27,059,893)
Shareholders' equity before treasury shares	549,535,408	545,344,385
Less: Treasury shares, 2,030,453 shares at June 30, 2015 and December 31, 2014, at cost	(41,401,786)	(41,401,786)
Total shareholders' equity	508,133,622	503,942,599

Total liabilities and shareholders' equity	$683,726,611	$682,152,784

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Interest income:
Interest income	$16,946,102	$15,682,807	$33,699,063	$30,673,181
Interest income - related parties	3,527,220	2,475,483	6,938,310	4,618,672
Total interest income	20,473,322	18,158,290	40,637,373	35,291,853

Interest expense:
Interest expense	2,661,261	613,071	5,238,515	976,102

Net interest income	17,812,061	17,545,219	35,398,858	34,315,751
Provision for loan losses	-	735,586	-	1,440,787
Net interest income after provision for loan losses	17,812,061	16,809,633	35,398,858	32,874,964

Noninterest income:
Commitment fee income	513,099	766,876	1,087,146	1,521,538
Commitment fee income - related parties	110,573	47,338	219,789	93,684
Lot inventory sales income	1,538,774	1,698,137	4,514,185	3,888,137
Total noninterest income	2,162,446	2,512,351	5,821,120	5,503,359

Noninterest expense:
Management fees - related party	2,598,697	2,604,189	5,086,406	5,304,070
Lot inventory sales cost	1,538,774	1,698,137	4,514,185	3,888,137
Listing expenses	-	5,038,201	-	5,038,201
General and administrative	1,089,400	1,617,736	2,180,176	2,717,216
General and administrative - related parties	447,041	(3,024,884)	877,655	(1,758,825)
Total noninterest expense	5,673,912	7,933,379	12,658,422	15,188,799

Net income	$14,300,595	$11,388,605	$28,561,556	$23,189,524

Net income per weighted average share outstanding	$0.47	$0.35	$0.93	$0.72

Weighted average shares outstanding	30,642,812	32,247,817	30,637,452	32,116,997

Distributions per weighted average share outstanding	$0.41	$0.40	$0.82	$0.80

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net income	$28,561,556	$23,189,524
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	-	1,440,787
Amortization expense	1,156,809	476,981
Share-based compensation	380,825	454,519
Changes in assets and liabilities:
Accrued interest receivable	(10,552,517)	(9,685,104)
Accrued receivable - related parties	(3,527,103)	(108,982)
Other assets	(500,941)	171,016
Accrued liabilities (including related parties)	(476,416)	614,476
Net cash provided by operating activities	15,042,213	16,553,217

Investing Activities
Investments in loan participation interest - related parties	(10,735,050)	(11,848,674)
Principal receipts from loan participation interest - related parties	10,869,141	10,242,990
Investments in notes receivable	(76,492,670)	(113,002,356)
Principal receipts from notes receivable	72,274,279	64,403,989
Investments in notes receivable - related parties	(8,717,694)	(6,464,808)
Principal receipts from notes receivable - related parties	3,748,657	3,104,266
Investments in lot inventory	-	(3,244,050)
Receipts from lot inventory	3,610,637	3,113,352
Net cash used in investing activities	(5,442,700)	(53,695,291)

Financing Activities
Purchase of treasury shares	-	(1,971,990)
Proceeds from borrowings on lines of credit	18,799,174	46,394,855
Payments on lines of credit	(18,811,450)	(3,732,299)
Distributions, net of shareholders' distribution reinvestment	(25,976,315)	(17,483,501)
Restricted cash	(1,448,099)	(1,292,516)
Net cash (used in) provided by financing activities	(27,436,690)	21,914,549

Net decrease in cash and cash equivalents	(17,837,177)	(15,227,525)
Cash and cash equivalents at beginning of period	30,481,912	33,565,191
Cash and cash equivalents at end of period	$12,644,735	$18,337,666

Supplemental Cash Flow Information:
Cash paid for interest	$5,125,388	$818,229

Supplemental Cash Flow Information - Non-Cash Investing & Financing Activity:
Shareholders' distribution reinvestment	$376,883	$8,634,638
Assignment of loans	$424,003	$8,342,680
Lot inventory - earnest money	$903,548	$31,165